As filed with the Securities and Exchange Commission on August 15, 2002

Registration No. 333-63761

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7991	36-3228107
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
(773) 380-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

LEE S. HILLMAN
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
(773) 380-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
IRV BERLINER
Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A.
The Tower At Erieview
1301 East Ninth Street, Suite 2600
Cleveland, Ohio 44114-1824
(216) 696-3311

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. |_|

       If delivery of the prospesctus is expected to be made pursuant to Rule 434, please check the following box. |_|

THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE
WITH THE PROVISIONS OF SECTION 8(A) OF THE SECURITIES ACT OF 1933.

PROSPECTUS

250,000 SHARES

BALLY TOTAL FITNESS HOLDING CORPORATION

COMMON STOCK

       The 250,000 shares of common stock, $.01 par value per share (“Common Stock”), of Bally Total Fitness Holding Corporation, a Delaware corporation (“Bally”), offered hereby (the “Shares”) may be sold by or for the account of a certain stockholder of Bally described herein (the “Selling Shareholder”) from time to time in one or more transactions (which may include block transactions) on the open market in ordinary brokerage transactions on the New York Stock Exchange (the “NYSE”), in privately negotiated transactions or in a combination of such methods of sale, at the prevailing market price at the time of sale, at a price related to such prevailing market price or at a price otherwise negotiated. The Shares were acquired in connection with the exercise of certain warrants (the “Warrants”) to purchase 250,000 shares of Common Stock at an exercise price of $10.05 per share held by the Selling Shareholder. The Shares are being registered under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of the Selling Shareholder in order to permit the public sale or other distribution of the Shares.

       Bally will not receive any of the proceeds of the sales made hereunder. Bally has agreed to pay all fees and expenses of registration incurred in connection with this offering. All selling expenses incurred by the Selling Shareholder will be borne by the Selling Shareholder. Bally and the Selling Shareholder have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, in connection with the registration of the Shares. See “Selling Shareholder” and “Plan of Distribution”.

       As of July 31, 2002, 33,121,457 shares of Common Stock were issued and outstanding after giving effect to the issuance of the Shares. The Common Stock is traded on the NYSE under the symbol “BFT”. On August 14, 2002, the last reported sales price of the Common Stock on the NYSE was $10.30 per share.

       See “Risk Factors” beginning on page 5 of this Prospectus for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

       The Selling Shareholder and any brokers participating in sales of the Shares may be deemed underwriters within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See “Plan of Distribution”.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 15, 2002

AVAILABLE INFORMATION

       Bally is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the “SEC”). Reports, registration statements, proxy and information statements and other information filed by Bally with the SEC can be inspected without charge and copied, at prescribed rates, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC’s Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC maintains a web site at http://www.sec.gov that contains reports, registration statements, proxy and information statements and other information regarding registrants, such as Bally, that file electronically with the SEC.

       Bally has filed a Registration Statement on Form S-3 (the “Registration Statement”), as amended by Amendment No. 1, with the SEC under the Securities Act, in respect of the Shares offered hereby. For purposes hereof, the term “Registration Statement” means the initial Registration Statement and any and all amendments thereto. This Prospectus, filed as a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to Bally and the Shares offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the SEC as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by, and subject to, such reference in all respects. Bally is also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

       Proxy statements, reports and other information concerning Bally that are filed under the Exchange Act also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

       You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If any other person provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

       Unless otherwise indicated, capitalized terms used in this Prospectus Summary have the respective meanings ascribed to them elsewhere in this Prospectus. The information contained in this Prospectus Summary contains forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Bally to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See “Special Note Regarding Forward-Looking Statements” on page 5 of this Prospectus.

THE COMPANY

       Bally is the largest commercial operator of fitness centers in North America in terms of revenues, the number of members, and number and square footage of facilities. As of June 30, 2002, we operated approximately 415 fitness centers and had approximately four million members. Our fitness centers are concentrated in major metropolitan areas in 29 states and Canada and with over 345 fitness centers located in the top 25 major metropolitan areas in the United States and Toronto. We operate fitness centers in over 50 major metropolitan areas representing 62% of the United States population and over 15% of the Canadian population. Our members made more than 120 million visits to our fitness centers in each of the past three years.

       We offer value to our members by providing access to state-of-the-art fitness facilities with affordable membership programs. Bally fitness centers feature an outstanding selection of cardiovascular, conditioning and strength equipment and offer extensive aerobic and other group fitness training programs. In addition, many of our fitness centers include pools, racquet courts or other athletic facilities. Our new fitness center prototype achieves efficiency by focusing on those fitness services that our members use most frequently. We have clustered our fitness centers in major metropolitan areas in order to reach the greatest population and achieve marketing and operating efficiencies. Over 86% of our fitness centers are located in markets in which we have five or more facilities, with our largest concentrations in the New York City, Los Angeles, Chicago, Baltimore/Washington, D.C., Dallas, Houston, Detroit, San Francisco, Toronto, Portland, Seattle, Philadelphia, Boston, Atlanta and Miami areas.

       The majority of our fitness centers use the service mark “Bally Total Fitness®", including 10 upscale centers that are known as “Bally Sports ClubsSM ”. The nationwide use of the service mark enhances brand identity and increases advertising efficiencies. Pursuant to our strategy of targeted market segmentation, we have opened new facilities during the past few years that operate under upscale brands, including 22 fitness centers as “Crunch FitnessSM ”, 11 fitness centers as “The Sports Clubs of CanadaTM ”, eight as “Pinnacle Fitness®” and six as “Gorilla SportsSM ” and plan to further expand the use of these brands.

       Our primary target market for Bally Total Fitness branded club new members is the 18 to 34-year old, middle income segment of the population, with secondary target markets including older and higher income segments. We market our self to these consumer segments through the use of a variety of membership options and payment plans. Our membership options range from single-club memberships to premium memberships, which provide additional amenities and access to all of our fitness centers nationwide. Similarly, we offer a broad range of payment alternatives. Typically, our Bally Total Fitness branded club members pay an initial membership fee which can either be financed or paid-in-full at the time of joining. Members who choose to finance their initial membership fee generally do so for up to 36 months, subject to state, provincial, and local regulations and minimum down payment requirements. In addition to the initial membership fee, members are generally required to pay monthly membership dues in order to use our fitness facilities. We believe the various memberships and payment plans offered, in addition to our strong brand identity and the convenience of multiple locations, constitute distinct competitive advantages.

       Our primary target market for our upscale branded clubs is the 18 to 49-year old, middle to upper income segment of the population. Membership plans in our upscale clubs generally include a higher level of club amenities than the Bally Total Fitness clubs, and are also differentiated by single, multi-club, and all-club membership programs. New members of our upscale clubs generally pay a lower initial membership fee than new members of our Bally Total Fitness clubs, but pay higher monthly dues throughout the life of the membership.

THE OFFERING

Common Stock offered by the
  Selling Shareholder....................  250,000 shares

Common Stock to be outstanding
  after the Offering.....................  33,121,457 shares(1)

Use of proceeds..........................  Bally will not receive any proceeds from any sale of the Shares

New York Stock Exchange symbol...........  BFT

  Based on Common Stock outstanding on July 31, 2002. Does not give effect to any future exercise of outstanding warrants to purchase 735,701 shares of Common Stock, outstanding stock options to purchase 3,748,632 shares of Common Stock and options to purchase an additional 2,728,643 shares of Common Stock which Bally is able to grant under its existing stock option and purchase plans.

       Bally’s executive offices are located at 8700 West Bryn Mawr Avenue, Chicago, Illinois, 60631, telephone number (773) 380-3000. As used in this Prospectus, unless the context otherwise requires, “Bally”, “we”, “us” and “our” refers to Bally Total Fitness Holding Corporation and, where appropriate, our subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Certain statements in the Prospectus summary and under the heading “Risk Factors” and elsewhere in this Prospectus, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Bally to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions; those items set forth under the heading “risk factors”; and other factors referenced in this prospectus.

RISK FACTORS

       Prior to making an investment decision, prospective investors should consider carefully all of the information set forth in this Prospectus and, particularly, should evaluate the following risk factors.

Substantial Leverage – Our substantial indebtedness could adversely affect the financial health of Bally and prevent us from fulfilling our debt obligations.

       We have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

  increase our vulnerability to general adverse economic and industry conditions due to substantial refinancing risks;

  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;

  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds or refinance existing debt.

       Failing to comply with any covenants contained in our indebtedness could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

       As of June 30, 2002, total indebtedness (including outstanding letters of credit of $4.6 million) was approximately $721.5 million. Long-term debt (less current maturities of $28.1 million) was approximately 54% of total capitalization.

Products and Services Initiatives – The positive results achieved from introducing products and services during the most recent three years may not continue in the future.

       We have introduced a number of business initiatives to capitalize on our brand identity, distribution infrastructure (approximately 415 facilities), significant member base (approximately four million members) and frequency of visitation. However, before 1998, we had not previously generated significant revenues from any of these new business initiatives and they may not be successful in the future. These initiatives primarily focus on selling ancillary products and services to our members within our fitness centers and include: providing personal training services, selling private-label nutritional products, opening retail stores within our fitness centers that sell nutritional products, work-out apparel and related accessories, marketing credit card programs to members and rehabilitative and physical therapy services. We have limited experience in marketing products to our members. The sale and marketing of nutritional products, work-out apparel and related accessories involve significant risks of competition. See “--Competition”.

Risks Relating to Acquisitions – Our acquisition strategy might not be profitable.

       A component of our business strategy is to identify and acquire fitness center operators in strategic geographic locations. However, we may not expand our operations and any expansion may not be profitable. The success of this strategy will depend upon a number of factors, including our ability to identify acceptable acquisition candidates in suitable locations, complete acquisitions on favorable terms, successfully integrate acquired businesses with our existing operations and expand our membership base at acquired locations. The failure to identify, evaluate and effectively integrate acquired businesses could adversely affect our operating results.

Competition – We may not be able to continue to compete effectively in each of our markets in the future.

       We are the largest operator, or among the largest operators, of fitness centers in every major market in which we operate fitness centers. Within each market, we compete with other fitness centers, physical fitness and recreational facilities established by local governments, hospitals and by businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight-reducing salons and the home-use fitness equipment industry. We also compete, to some extent, with entertainment and retail businesses for the discretionary income of our target markets. We may not be able to compete effectively in each of our markets in the future. Additionally, competitive conditions may limit our ability to maintain or increase pricing of initial membership fees and may impact our ability to attract new members.

       As we pursue new business initiatives, particularly the sale of nutritional products and apparel, we will be competing against large, established companies with more experience selling such products on a retail basis. In some instances, our competitors for these products have substantially greater financial resources than us. We may not be able to compete effectively against these established companies.

Seasonality of Business

       Historically, we have experienced greater membership fee originations in the first quarter and lower membership fee originations in the fourth quarter. Our products and services may have the effect of further increasing the seasonality of our business.

Government Regulation – Our operations and business practices are subject to regulation and any changes in the law may have a material adverse effect on us.

       Our operations and business practices are subject to regulation at federal, state and local levels. The general rules and regulations of the Federal Trade Commission, and of state and local consumer protection agencies apply to our advertising, sales and other trade practices. Any changes in any statutes, rules or regulations could cause us to change our operations and business practices and could increase the costs of regulatory compliance, either of which could have a material adverse effect on our financial condition and results of operations.

Potential Impact of Certain Antitakeover Provisions – Certain provisions of our Certificate of Incorporation and Bylaws make it more difficult to acquire Bally without the approval of our Directors.

       Our Restated Certificate of Incorporation and Amended and Restated By-Laws may inhibit changes in control of Bally not approved by our Board of Directors. These provisions include a stockholders rights plan, a classified Board of Directors, advance notice provisions for nominations for election of candidates to the Board of Directors and a “fair-price provision”. The stockholder rights plan, under which one right entitling the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a price of $40 per share (subject to adjustment) is attached to each outstanding share of common stock, renders an acquisition of control of Bally in a transaction not approved by the Board of Directors more difficult. Our 1996 Long-Term Incentive Plan provides for acceleration of stock options and restricted stock awards upon a change in control of Bally which has the effect of making an acquisition of control of Bally more expensive. The indenture governing subordinated promissory notes we issued also include change in control provisions that provide, among other things, that upon a change in control of Bally, the holders of the subordinated promissory notes may require us to repurchase them at 101% of the principal amount. A change in control of Bally constitutes a default under our revolving credit agreement. In addition, some of our officers have severance compensation agreements that provide for substantial cash payments and acceleration of other benefits in the event a change in control of Bally. These plans and agreements may also inhibit a change in control of Bally and may have a negative effect on the market price of our common stock.

Dividend Policy; Restrictions on Payment of Dividends – We have never paid any dividends to our stockholders and do not anticipate doing so in the foreseeable future.

       We have not made dividend payments on our common stock since we became a public company in January 1996, and do not anticipate paying dividends in the foreseeable future. The terms of our revolving credit agreement restrict us from paying dividends without the consent of the lenders during the term of the agreement. In addition, the indenture for the subordinated promissory notes generally limits dividends paid to the aggregate of 50% of consolidated net income earned after January 1, 1998 and our net proceeds from any stock offerings and the exercise of outstanding stock options and warrants.

Future Sale and Price of Common Stock – Outstanding options and warrants may have an adverse effect on the market price of shares of common stock.

       As of July 31, 2002 33,121,457 shares of common stock were outstanding. We have (i) outstanding options to purchase 3,748,632 shares of Common Stock with a weighted-average exercise price of $20.62 per share, and (ii) the ability to grant options under our stock option plans and our employees have the ability under the Employee Stock Purchase Plan to purchase an additional 2,728,643 shares of common stock. In addition, we have outstanding warrants to purchase 735,701 shares of common stock at an exercise price of $5.26 per share. The warrants are held by our Chairman of the Board, President and

Chief Executive Officer and are exercisable until December 31, 2005. The effect, if any, on the market price of the common stock prevailing from time to time as a result of the additional shares of common stock that would be outstanding upon the exercise of stock options and warrants is unpredictable, and no assurance can be given that the effect will not be adverse.

USE OF PROCEEDS

       The Shares being offered are for the account of the Selling Shareholder. Accordingly, we will not receive any of the proceeds from the sale of the Shares.

SELLING SHAREHOLDER

       The following table sets forth as of July 31, 2002, certain information with respect to the Selling Shareholder. The Shares offered hereby will be sold, if at all, solely by and at the discretion of the Selling Shareholder, and Bally will not receive any proceeds from any such sales. See “Plan of Distribution”. We believe that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such Shares.

       On July 31, 2002, there were 33,121,457 shares of Common Stock outstanding.

                              Shares of Common Stock            Shares of Common Stock
                               Owned Prior to This     Shares      Owned After This
                                     Offering          Offered         Offering
                             ------------------------  -------  ----------------------

Name of Selling Shareholder    Number      % of Class   Number    Number    % of Class
---------------------------  ----------   -----------  -------  ----------  ----------

Alki Corp (formerly known      250,000         *       250,000       0           *
 as Ladenburg Thalmann
 Capital Corporation)(1)(2)

* Less than one percent

  In July 1997, Alki Corp. (formerly known as Ladenburg Thalmann Capital Corporation) (“Alki”) loaned Bally $7.5 million. Bally repaid the loan from Alki from the net proceeds of a public offering of Bally Common Stock in August, 1997. In connection with the loan, Alki received warrants to purchase 250,000 shares of Common Stock at an exercise price of $10.05.

  From time to time, Ladenburg Thalmann & Co. Inc., an affiliate of Alki, provided investment banking services to Bally for which they received normal and customary fees.

PLAN OF DISTRIBUTION

       The purpose of this Prospectus is to permit the Selling Shareholder to offer for sale or to sell the Shares at such time and at such prices as it, in its sole discretion, chooses. Bally will not receive any of the proceeds from these offerings or sales.

       The Selling Shareholder may sell or distribute some or all of the Shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the NYSE or other exchanges on which the Common Stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser.) Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved. To the extent required, Bally will file, during any period in which offers or sale are being made, one or more supplements to this Prospectus to set forth any other material information with respect to the plan of distribution not previously disclosed.

       The Selling Shareholder and any such brokers, dealers or other agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act.

       In connection with the offer and sale of the Shares, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where the Selling Shareholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell the Shares.

       Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10B-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the Shares by the Selling Shareholder. All of the foregoing may affect the marketability of the Shares.

       Bally will pay substantially all of the expenses incident to this offering of the Shares by the Selling Shareholder to the public other than commissions, concessions and discounts of brokers, dealers or other agents. The Selling Shareholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Bally may agree to indemnify the Selling Shareholder and any such statutory “underwriters” and controlling persons of such “underwriters” against certain liabilities, including certain liabilities under the Securities Act.

       Bally has agreed, subject to certain suspensions of effectiveness and adjustments to the period of effectiveness, to keep the Registration Statement continuously effective for a period of 360 days. Bally and the Selling Shareholder have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, in connection with the registration of the Shares.

NEW ACCOUNTING PRONOUNCEMENTS

The Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in the first quarter of 2002. As a result, the Company ceased amortization of goodwill in 2002 and, in accordance with the provisions of this standard, has determined that recorded goodwill is not impaired. The following table presents 2001, 2000 and 1999 net income and earnings per share adjusted to add back goodwill amortization:

                                                   Year ended December 31, 2001
                                             ----------------------------------
                                                           Earnings per share
                                                         ----------------------
                                             Net income     Basic      Diluted
                                             ----------  ----------  ----------
As reported                                  $   80,707  $     2.91  $     2.70
Add back: goodwill amortization                   7,632        0.27        0.26
                                             ----------  ----------  ----------
As adjusted                                  $   88,339  $     3.18  $     2.96
                                             ==========  ==========  ==========

                                                   Year ended December 31, 2000
                                             ----------------------------------
                                                           Earnings per share
                                                         ----------------------
                                             Net income     Basic      Diluted
                                             ----------  ----------  ----------
As reported                                  $   78,610  $     3.29  $     2.84
Add back: goodwill amortization                   7,051        0.30        0.26
                                             ----------  ----------  ----------
As adjusted                                  $   85,661  $     3.59  $     3.10
                                             ==========  ==========  ==========

                                                   Year ended December 31, 1999
                                             ----------------------------------
                                                           Earnings per share
                                                         ----------------------
                                             Net income     Basic      Diluted
                                             ----------  ----------  ----------
As reported                                  $   42,182  $     1.80  $     1.55
Add back: goodwill amortization                   4,927        0.21        0.18
                                             ----------  ----------  ----------
As adjusted                                  $   47,109  $     2.01  $     1.73
                                             ==========  ==========  ==========

LEGAL MATTERS

       The validity, authorization and issuance of the Shares offered hereby were passed upon for Bally by Benesch, Friedlander, Coplan and Aronoff LLP of Cleveland, Ohio.

EXPERTS

       Ernst & Young LLP, independent auditors, have audited Bally’s consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Those financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       We have filed the following documents with the SEC pursuant to the Exchange Act which are incorporated herein by reference:

  Bally’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Commission on March 27, 2002 (file no. 0-27478);

  Bally’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and filed with the Commission on May 15, 2002 (file no. 0-27478);

  Bally’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and filed with the Commission on August 14, 2002 (file no. 0-27478);

  Bally's current report on Form 8-K filed with the Commission on August 6, 2002 (file no. 0-27478);

  Bally's current report on Form 8-K filed with the Commission on May 2, 2002 (file no. 0-27478);

  Bally's current report on Form 8-K filed with the Commission on January 2, 2002 (file no. 0-27478); and

  the description of the Common Stock contained in Bally's Registration Statement on Form 8-A/A filed with the Commission on March 27, 1998 (file no. 0-27478).

       All documents filed by Bally pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed incorporated by reference in this Prospectus and a part hereof from the respective date of filing each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Bally will provide, without charge, to each person (including any beneficial owner) to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits, unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, telephone (773) 380-3000.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Bally. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or the affairs of Bally since the date thereof.

TABLE OF CONTENTS
                                                                 Page
                                                                 ----

                      Special Note Regarding Forward-

                      Incorporation of Certain Information
                       By Reference................................11

250,000 SHARES

BALLY TOTAL FITNESS
HOLDING CORPORATION

COMMON STOCK

PROSPECTUS

August 15, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth expenses in connection with the issuance of the Shares being registered. All of the amounts shown are estimates, except the registration fee:

         SEC registration fee .....................................     $  1,385

         Accounting fees and expenses .............................        5,000

         Legal fees and expenses ..................................        5,000

         Printing expenses ........................................          500

         Miscellaneous expenses ...................................          115
                                                                        --------

         Total ....................................................     $ 12,000
                                                                        ========

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 145 of the Delaware General Corporation Law (“DGCL”) permits the indemnification of the directors and officers of Bally. Bally’s By-laws provide that we will indemnify our officers, directors, employees and agents to the extent permitted by the DGCL.

       Bally’s Certificate of Incorporation provides for the indemnification of directors and officers of Bally, and persons who serve or served at the request of Bally as a director, officer, employee or agent of another corporation, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, provided, however, that Bally shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors. In the event a claim for indemnification by any person has not been paid in full by Bally after written request has been received, the claimant may at any time thereafter bring suit against Bally to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in Bally’s Certificate of Incorporation is a contract right and shall include the right to be paid by Bally the expenses incurred in defending any such proceeding in advance of its final disposition. Bally maintains insurance to protect itself and any director, officer, employee or agent of Bally against any such expense, liability or loss, whether or not Bally would have the power to indemnify such person against such expense, liability or loss under state law.

       Bally has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require, among other things, Bally to indemnify its officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Bally also indemnifies and advances all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and covers directors and officers under Bally’s directors’

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and officers’ liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in Bally’s Certificate of Incorporation, they provide greater assurance to directors and officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or stockholders of Bally to eliminate the rights provided therein.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
Number	Description of Document

5.1*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP

5.2*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP

23.1	Consent of Ernst & Young LLP.

23.2*	Consent of Benesch, Friedlander, Coplan & Aronoff LLP (set forth in their opinions included as Exhibits 5.1 and 5.2).

24.1*	Powers of Attorney of certain signatories.

* Filed previously.

ITEM 17.   UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any

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material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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SIGNATURES

       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON AUGUST 15, 2002.

BALLY TOTAL FITNESS HOLDING
CORPORATION

By:	/s/ John W. Dwyer

John W. Dwyer
Executive Vice President, Chief Financial
Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Chairman of the Board of Directors,	August 15, 2002
President and Chief Executive Officer
Lee S. Hillman	(Principal Executive Officer)

*	Executive Vice President, Chief Financial	August 15, 2002
Officer and Director
John W. Dwyer	(Principal Financial Officer)

/s/ Theodore P. Noncek	Vice President, Controller	August 15, 2002
(Principal Accounting Officer)
Theodore P. Noncek

	Director	August 15, 2002

George N. Aronoff

*	Director	August 15, 2002

J. Kenneth Looloian

*	Director	August 15, 2002

James F. McAnally, M.D.

*	Director	August 15, 2002

Liza M. Walsh

*By:	/s/ John W. Dwyer

John W. Dwyer

EXHIBIT INDEX

EXHIBIT
NO.	DESCRIPTION

5.1*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP

5.2*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP

23.1	Consent of Ernst & Young LLP.

23.2*	Consent of Benesch, Friedlander, Coplan & Aronoff LLP (set forth in their opinions included as Exhibits 5.1 and 5.2).

24.1*	Powers of Attorney of certain signatories.

* Filed previously.

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-63761) and related Prospectus of Bally Total Fitness Holding Corporation for the registration of 250,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 12, 2002, with respect to the consolidated financial statements of Bally Total Fitness Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Chicago, Illinois
August 15, 2002